Exhibit 14

FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the ___ day of April, 2006, by and among Empire Fidelity Investments Life Insurance Company ("Insurance Company"), a life insurance company organized under the laws of the State of New York, LAZARD ASSET MANAGEMENT SECURITIES LLC ("Lazard"), and LAZARD RETIREMENT SERIES, INC. ("Fund"), with respect to the Fund's Portfolios and shares classes named on Schedule 1, as it may be amended from time to time (each a "Portfolio").

ARTICLE I.
DEFINITIONS

The following terms used in this Agreement shall have the meanings set forth below:

1.1 "1933 Act" shall mean the Securities Act of 1933, as amended.

1.2 "1940 Act" shall mean the Investment Company Act of 1940, as amended.

1.3 "Board" shall mean Fund's Board of Directors.

1.4 "Business Day" shall mean any day for which the Portfolios calculate net asset value per share as described in the Portfolio Prospectuses.

1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.6 "Commission" shall mean the Securities and Exchange Commission.

1.7 "Contract" shall mean a variable annuity or variable life insurance contract that uses a Portfolio as an underlying investment medium and is named on Schedule 1.

1.8 "Contract Portfolios" shall mean investment companies, other than the Portfolios, used by a Contract as an underlying investment medium.

1.9 "Contract Prospectus" shall mean the currently effective prospectus and statement of additional information or other offering documents with respect to a Contract (such as a written description of a Contract not registered under the 1933 Act), including any supplements or amendments thereto.

1.10 "Contractholder" shall mean any person that is a party to a Contract with a Participating Company.

1.11 "Disinterested Board Members" shall mean those members of the Board that are not deemed to be "interested persons" of Fund, as defined in the 1940 Act.

1.12 "General Account" shall mean the general account of Insurance Company.

1.13 "IRS" shall mean the Internal Revenue Service.

1.14 "NASD" shall mean the National Association of Securities Dealers, Inc.

1.15 "Notice" shall mean the notice related to the Order.

1.16 "Order" shall mean Fund's mixed and shared funding exemptive order of the Commission pursuant to Section 6(c) of the 1940 Act (File No. 812-10644).

1.17 "Participants" shall mean individuals who participate under a group Contract.

1.18 "Participating Company" shall mean any insurance company, including Insurance Company, that offers variable annuity and/or variable life insurance contracts and that has entered into an agreement with Fund for the purpose of making Portfolio shares available to serve as the underlying investment medium for Contracts.

1.19 "Parties" shall mean Insurance Company, Lazard and Fund, collectively.

1.20 "Portfolio Prospectus" shall mean the currently effective prospectus and statement of additional information with respect to a Portfolio, including any supplements or amendments thereto.

1.21 "Separate Account" shall mean any separate account duly established by Insurance Company that invests in a Portfolio and is named on Schedule 1.

ARTICLE II.
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

2.1 Insurance Company represents, warrants and covenants that:

(a) it is and shall remain an insurance company duly organized and in good standing under applicable law;

(b) it has legally and validly established and shall maintain each Separate Account pursuant to applicable insurance laws and regulations;

(c) it has registered and shall maintain the registration of each Separate Account as a unit investment trust under the 1940 Act to serve as a segregated investment account for the Contracts, or, alternatively, it has not so registered the Separate Accounts in proper reliance upon an exclusion from such registration (which exclusion shall be communicated to Fund);

(d) each Separate Account is and at all times shall be eligible to invest in shares of a Portfolio without such investment disqualifying Fund as an investment medium for insurance company separate accounts supporting variable annuity and/or variable life insurance contracts;

(e) each Separate Account is and at all times shall be a "segregated asset account" and interests in each Separate Account that are offered to the public shall be issued exclusively through the purchase of a Contract that is and at all times shall be a "variable contract," in each case within the meaning of such terms under Section 817 of the Code and the regulations thereunder; Insurance Company agrees to notify Fund and Lazard immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future;

(f) the general accounts of Insurance Company and any of its affiliated insurance companies shall not purchase shares on its or their own behalf;

(g) the Contracts are and at all times shall be treated as life insurance, endowment or annuity contracts under applicable provisions of the Code, and it shall notify Fund immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future; and

(h) all of its employees and agents who deal with money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage, which shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company, in an amount not less than $5 million. Insurance Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Fund and the Underwriter in the event that such coverage no longer applies.

2.2 Insurance Company represents, warrants and covenants that: (a) units of interest in each Separate Account available through the purchase of Contracts are registered under the 1933 Act, or are not so registered in proper reliance upon an exclusion from such registration; (b) the Contracts shall be issued and sold in compliance in all material respects with all applicable federal and state laws, including state insurance suitability requirements; and (c) Insurance Company will otherwise comply with all applicable federal and state laws, including state insurance laws and regulations, in the performance of this Agreement. Insurance Company agrees to inform Fund promptly of any investment restrictions imposed by state insurance law and applicable to Fund.

2.3 Insurance Company will not enter into any arrangements, formal or informal, to permit or facilitate any Contractholder's use of market timing or excessive trading strategies with respect to Portfolio shares. Insurance Company has implemented reasonable procedures to monitor for such activities and will cooperate with Fund's reasonable requests in taking steps to deter and to detect the use of market timing or excessive trading strategies by Contractholders, including providing identity information (solely for the purpose of deterring and detecting the use of market timing or excessive trading strategies by Contractholders) and other information Fund reasonably requests.

2.4 Insurance Company represents that its Contracts will be sold by representatives who shall be registered with the National Association of Securities Dealers (the "NASD") as a registered representative of a broker-dealer who is registered with the Commission as a broker-dealer and a member in good standing with the NASD.

2.5 Fund represents and warrants that:

(a) it is and shall remain registered with the Commission as an open-end, management investment company under the 1940 Act;

(b) Portfolio shares are registered under the 1933 Act;

(c) it possesses and shall maintain all legal and regulatory licenses, approvals, consents and/or exemptions required for it to operate and offer its shares as an underlying investment medium for the Contracts;

(d) each Portfolio is or will be qualified as a regulated investment company under Subchapter M of the Code, it shall make every effort to maintain such qualification, and it shall notify Insurance Company promptly upon having a reasonable basis for believing that any Portfolio invested in by a Separate Account has ceased to so qualify or that it might not so qualify in the future; and

(e) all of its directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage, which shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company, for the benefit of Fund in an amount not less than that required by Rule 17g-1 under the 1940 Act.

2.6 Fund makes no representation as to whether any aspect of is operations, including without limitation, investment policies, fees and expenses, complies with the insurance laws of any state.

2.7 Each Portfolio's assets will be managed and invested in a manner that complies with the requirements of Section 817(h) of the Code and Treasury Regulation §1.817-5. If a Portfolio fails to comply with Section 817(h) of the Code, Fund will take all reasonable steps to adequately diversify the Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation §1.817-5. If Fund does not adequately diversify the Portfolio during the grace period, it will take reasonable steps to notify Insurance Company that the Portfolio has failed to so comply. In the event the IRS asserts in writing in connection with any governmental audit or review of Insurance Company or, to Insurance Company's knowledge, of any Contractholder, that any Portfolio has failed or allegedly failed to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder or Insurance Company otherwise becomes aware of any facts that could give rise to any claim against Fund or its affiliates as a result of such a failure or alleged failure, Insurance Company shall promptly notify Fund and Lazard of such assertion or potential claim and shall permit Fund and Lazard and its affiliates and their legal and accounting advisers to participate in any conferences, discussions or proceedings with the IRS, any Contractholder or any other claimant regarding such claims.

2.8 Each Party agrees that it will comply with all applicable laws and regulations relating to consumer privacy ("Privacy Law") and that it is prohibited from using or disclosing any nonpublic personal information (as defined in Regulation S-P, or any similar term or terms as defined in other applicable Privacy Law, "Customer Information") received from another Party other than (a) as required by law, regulation or rule; (b) as permitted in writing by the disclosing party; (c) to its affiliates; or (d) as necessary to perform this Agreement or to service Contractholders, in each case in compliance with the reuse and redisclosure provisions of Privacy Law. Each Party shall use its best efforts to (i) cause its employees and agents to be informed of and to agree to be bound by Privacy Law and the provisions of this Agreement and (ii) maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, Customer Information.

2.9 Insurance Company has adopted and implemented compliance policies and procedures to comply with all money laundering and currency transaction reporting laws, regulations, requirements and guidance applicable to Fund or applicable to Insurance Company, including those relating to; monitoring for Specially Designated Nationals and Blocked Persons named on the U.S. Treasury Department's Office of Foreign Assets Control list or other similar governmental lists; suspicious activity reporting; and recordkeeping requirements (collectively, "AML Requirements").

(a) Insurance Company will ensure the ability of federal examiners to obtain information and records relating to AML Requirements and will cooperate with Lazard and Fund or their agents regarding compliance with AML Requirements.

(b) Insurance Company will provide Fund with such representations and certifications regarding compliance with AML Requirements as Fund may reasonably request.

(c) Insurance Company will notify Fund if any of Insurance Company's representations with respect to compliance with AML Requirements ceases to be true.

ARTICLE III.
FUND SHARES

3.1 Fund agrees to make the shares of each Portfolio available for purchase by Insurance Company and each Separate Account at net asset value, subject to the terms and conditions of this Agreement and the Portfolio Prospectus. Fund may refuse to sell the shares of any Portfolio to any person, or suspend or terminate the offering of the shares of any Portfolio, as permitted by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Portfolio.

3.2 Fund agrees that it shall sell shares of the Portfolios only to Participating Companies and their separate accounts, the general accounts of Participating Companies and their affiliates and to qualified pension and retirement plans. No shares of any Portfolio will otherwise be sold to the general public.

3.3 Except as noted in this Article III, Fund and Insurance Company agree that orders and related payments to purchase and redeem Portfolio shares shall be processed in the manner set out in Schedule 2 hereto.

(a) Insurance Company represents that it has adopted, and will at all times during the term of this Agreement maintains, reasonable and appropriate procedures ("Late Trading Procedures") designed to ensure that any and all orders relating to the purchase, sale or exchange of Portfolio shares communicated by Insurance Company to Fund or its agent to be treated in accordance with Schedule 2 as having been received on a Business Day have been received by Insurance Company by the Close of Trading (as defined in Schedule 2) on such Business Day and were not modified after the Close of Trading, and that all orders received from Contractholders but not rescinded by the Close of Trading were communicated to Fund or its agent as received for that Business Day.

(b) Each transmission of share orders by Insurance Company shall constitute a representation by Insurance Company that such orders are accurate and complete and relate to orders received by Insurance Company by the Close of Trading on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Portfolio shares received from Contractholders but not rescinded by the Close of Trading.

(c) Insurance Company will provide Fund with (A) a copy of the Late Trading Procedures and (B) such certifications and representations regarding the Late Trading Procedures as Fund may reasonably request. Insurance Company will ensure the ability of appropriate regulatory authorities to obtain information and records relating to the Late Trading Procedures regarding compliance with the Late Trading Procedures. Insurance Company will notify Fund in writing of any material change in the Late Trading Procedures within a reasonable time following such change.

3.4 Fund shall confirm each purchase or redemption order made by Insurance Company. Transfer of Portfolio shares shall be by book entry only. No share certificates shall be issued to Insurance Company. Shares ordered from Fund shall be recorded in an appropriate title for Insurance Company, on behalf of each Separate Account or the General Account.

3.5 Fund shall promptly notify Insurance Company of the amount of dividend and capital gain, if any, per share of each Portfolio to which each Separate Account is entitled. Insurance Company hereby elects to reinvest all dividends and capital gains of any Portfolio in additional shares of that Portfolio at the applicable net asset value per share, until Insurance Company otherwise notifies Fund in writing.

ARTICLE IV.
STATEMENTS AND REPORTS

4.1 Fund shall provide Insurance Company with monthly statements of account for each Separate Account's Portfolio accounts as of the end of each month by the fifteenth (15th) Business Day of the following month.

4.2 (a) At least annually (or more frequently if the Portfolio Prospectuses are supplemented or updated), Fund or its designee shall provide Insurance Company with as many copies of Portfolio Prospectuses as Insurance Company may reasonably request for distribution by Insurance Company to existing Contractholders and Participants with respect to Separate Accounts invested in the relevant Portfolios.

(b) If requested by Insurance Company, Fund or its designee shall provide Portfolio Prospectuses in "camera ready" copy or, at the request of Insurance Company, in the electronic format sent to the financial printer and other assistance as is reasonably necessary in order for the Parties once a year (or more frequently if the Portfolio Prospectuses are supplemented or updated) to have the Portfolio Prospectuses printed together in one document with other mutual fund prospectuses and/or the Contract Prospectuses (the "Combined Prospectus").

(c) The form of the Portfolio Prospectuses provided to Insurance Company shall be the final form of Portfolio Prospectuses as filed with the Commission, which form shall include only those Portfolios identified on Schedule 1.

4.3 Fund shall provide Insurance Company with at least one complete copy of all registration statements, periodic reports and proxy statements and all applications for exemptive orders and requests for no-action letters that relate to a Separate Account.

4.4 Fund shall provide Insurance Company with copies of each Portfolio's periodic reports, proxy statements and other printed materials (which the Portfolio customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for distribution by Insurance Company to each Contractholder and Participant with respect to Separate Accounts invested in that Portfolio.

If requested by Insurance Company, Fund shall provide each Portfolio's periodic reports, proxy statement and other printed materials (the "Reports") in "camera ready" copy or, at the request of Insurance Company, in the electronic format sent to the financial printer and other assistance as is reasonably necessary in order for the periodic reports, proxy statement and other printed materials to be printed together in one document (the "Combined Reports").

4.5 Insurance Company shall provide Fund with at least one complete copy of all registration statements, periodic reports, proxy statements, applications for exemptive orders, requests for no-action letters, and all amendments to any of the above, that are material to a Portfolio promptly after the filing of such document with the Commission or other regulatory authorities or, if such materials are not filed, contemporaneously with first use. Insurance Company shall provide to Fund and Lazard any complaints received from Contractholders pertaining to Fund.

ARTICLE V.
EXPENSES

5.1 Except as otherwise specifically provided herein, each Party will bear all expenses incident to its performance under this Agreement.

5.2 Lazard may pay for distribution and/or other services relating to Portfolio shares pursuant to any distribution plan adopted by Fund in accordance with Rule 12b-1 under the 1940 Act, subject to the terms of an agreement with Lazard related to such plan.

5.3 Fund shall bear the costs of soliciting Fund proxies from Contractholders, including the costs of mailing proxy materials and tabulating proxy voting instructions, including reasonable costs charged by any service provider engaged by Insurance Company for this purpose. Fund and Lazard shall not be responsible for the costs of any proxy solicitations other than proxies sponsored by Fund.

5.4 The expenses of printing the Combined Prospectus described in 4.2(b) above will be proportionally borne by Fund by applying the following formula: A/B x C where "A" equals the number of pages in the Combined Prospectus that is attributable to the Portfolio Prospectuses, "B" equals the total number of pages of the Combined Prospectus and "C" represents the total cost of printing the Combined Prospectus. Insurance Company agrees to provide Fund or its designee with such information as may reasonably be requested by Fund to insure that Fund's expense do not include the cost of printing any prospectuses other than those distributed to existing Contractholders.

5.5 The expenses of printing the Combined Reports described in 4.4 above will be proportionally borne by Fund by applying the following formula: A/B x C where "A" equals the number of pages in the Combined Reports that is attributable to the Portfolios' Reports, "B" equals the total number of pages of the Combined Reports and "C" represents the total cost of printing the Combined Reports. Insurance Company agrees to provide Fund or its designee with such information as may reasonably be requested by Fund to insure that Fund's expense do not include the cost of printing any reports other than those distributed to existing Contractholders.

5.6 Insurance Company shall bear the expenses of distributing the Combined Prospectus and Combined Reports to Contractholders. Fund or Lazard shall bear a portion of the postage and mailing expenses with respect to such materials that are delivered to Contractholders. Fund or Lazard shall bear such expenses in an amount equal to the following formula:

a/(a+b+c...+n) x T

where "a" equals the aggregate number of Contractholders who own shares of Portfolios; "b" is the aggregate number of Contractholders who own shares of the mutual funds advised or sub-advised by Fidelity Management & Research Company or any of its affiliates; "c" through "n" each respectively equal the aggregate number of Contractholders who own shares of funds advised by each of the other fund companies who funds serve as investment media for Contracts; and T is the total cost of mailing such materials to Contractholders.

ARTICLE VI.
EXEMPTIVE RELIEF

6.1 Insurance Company acknowledges that it has reviewed a copy of the Order and, in particular, has reviewed the conditions to the relief set forth in the Notice. As required by the conditions set forth in the Notice, Insurance Company shall report any potential or existing conflicts promptly to the Board. In addition, Insurance Company shall be responsible for assisting the Board in carrying out its responsibilities under the Order by providing the Board with all information necessary for the Board to consider any issues raised including, without limitation, information whenever Contract voting instructions are disregarded. Insurance Company, at least annually (but more frequently if requested by Fund), shall submit to the Board such reports, materials, or data as the Board may reasonably request so that the Board may carry out fully the obligations imposed upon it by the Order. Insurance Company agrees to carry out such responsibilities with a view only to the interests of existing Contractholders.

6.2 If a majority of the Board, or a majority of Disinterested Board Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in Fund, the Board shall give prompt notice to all Participating Companies. If the Board determines that Insurance Company is a Participating Company for whom the conflict is relevant, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

(a) withdrawing the assets allocable to some or all Separate Accounts from Fund or any Portfolio and reinvesting such assets in a different investment medium (which may include another Portfolio);

(b) submitting the question of whether such segregation should be implemented to a vote of all affected Contractholders and, as appropriate, segregating the assets of any appropriate group (i.e. variable annuity or variable life insurance Contractholders) that votes in favor of such segregation; and/or

(c) establishing a new registered management investment company or managed separate account.

6.3 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and that decision represents a minority position or would preclude a majority vote, Insurance Company may be required, at the Board's election, to withdraw the investments of its Separate Accounts in Fund.

6.4 For the purpose of this Article, a majority of the Disinterested Board Members shall determine whether any proposed action adequately remedies any material irreconcilable conflict, but in no event shall Fund or Lazard or any other investment adviser of Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially and adversely affected by the material irreconcilable conflict.

6.5 No action by Insurance Company taken or omitted, and no action by a Separate Account or Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI shall relieve Insurance Company of its obligations under, or otherwise affect the operations of, this Article VI.

ARTICLE VII.
VOTING OF FUND SHARES

7.1 Insurance Company shall provide pass-through voting privileges to all Contractholders and Participants so long as and to the extent the Commission continues to interpret the 1940 Act as requiring pass-through voting privileges or to the extent otherwise required by law. Accordingly, Insurance Company, where applicable, shall vote shares of a Portfolio held in each Separate Account in a manner consistent with voting instructions timely received from its Contractholders and Participants. Insurance Company shall be responsible for assuring that the Separate Account determines voting privileges in a manner consistent with other Participating Companies. Insurance Company shall vote shares for which it has not received timely voting instructions, as well as shares it owns, in the same proportion as it votes those shares for which it has received voting instructions.

7.2 If and to the extent Rule 6e-2 and Rule 6e-3(T) under the 1940 Act are amended, or if Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules thereunder with respect to mixed and shared funding on terms and conditions materially different from any exemptions granted in the Order, then Fund, and/or the Participating Companies, as appropriate, shall take such steps as may be necessary to comply with Rule 6e-2 and Rule 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such Rules are applicable.

7.3 Insurance Company agrees that it shall not, without the prior written consent of Fund and Lazard, solicit, introduce or encourage Contractholders or Participants to change or supplement Fund's investment adviser.

ARTICLE VIII.
MARKETING

8.1 Fund or its designee shall periodically furnish Insurance Company with sales literature or other promotional materials for each Portfolio, in quantities as Insurance Company may reasonably request, for distribution to prospective purchasers of Contracts. Expenses for the printing and distribution of such documents shall be borne by Insurance Company.

8.2 Supplemental sales literature permissible for distribution if preceded or accompanied by a Portfolio Prospectus shall be distributed by Insurance Company or its affiliate only when accompanied or preceded by the current Portfolio Prospectus to which such supplemental sales literature relates.

8.3 Sales literature or other promotional materials provided to Insurance Company that are designated as being for broker-dealer use only may not be disseminated to the public.

8.4 Insurance Company shall require all persons or entities that solicit applications for the sale of Contracts to have the requisite licenses.

8.5 Insurance Company shall furnish, or shall cause to be furnished, to Fund each piece of sales literature or other promotional material in which Fund, Lazard or Fund's investment adviser or administrator is named, at least five (5) Business Days prior to its use. No such material shall be used if Fund and Lazard or their respective designees reasonably objects to such use in writing within five (5) Business Days of receipt of such material.

8.6 Fund shall furnish, or shall cause to be furnished, to Insurance Company each piece of Fund's sales literature or other promotional material in which Insurance Company or a Separate Account is named, at least five (5) Business Days prior to its use. No such material shall be used if Insurance Company reasonably objects to such use in writing within five (5) Business Days of receipt of such material.

8.7 Insurance Company shall not give any information or make any representations or statements on behalf of Fund or Lazard or concerning Fund or any Portfolio other than the information or representations contained in a Portfolio Prospectus, periodic reports, proxy statements or in sales literature or other promotional material approved by Fund.

8.8 Fund shall not, in connection with the sale of Portfolio shares, give any information or make any representations on behalf of Insurance Company or concerning Insurance Company, a Separate Account, or the Contracts other than the information or representations contained in a Contract Prospectus, in published reports for each Separate Account that are in the public domain or approved by Insurance Company for distribution to Contractholders or Participants, or in sales literature or other promotional material approved by Insurance Company.

8.9 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the rules of the NASD, the 1940 Act or the 1933 Act.

ARTICLE IX.
INDEMNIFICATION

9.1 Insurance Company agrees to indemnify and hold harmless Fund, Lazard, any investment adviser of a Portfolio, and their affiliates, and each of their respective directors, trustees, general members, officers, employees, agents and each person, if any, who controls any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.1), against any and all losses, claims, damages or liabilities, joint or several (including any investigative, legal and other expenses reasonably incurred in connection with or any amounts paid in settlement of, any action, suit or proceeding or any claim asserted and any income taxes, penalties or toll charges) (collectively, "Losses") for which the Indemnified Parties may become subject insofar as such Losses (or actions in respect thereof):

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, Contract Prospectus, Contract or sales literature or other promotional material relating to a Separate Account or the Contracts (collectively, "Account documents") or arise out of or are based upon the omission or the alleged omission to state in any Account documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Insurance Company shall not be liable in any such case to the extent that any such Loss arises out of or is based upon any such materially untrue statement or material omission made in any Account document which materially untrue statement or material omission was made in reliance upon and in conformity with written information furnished by or on behalf of Fund specifically for use therein;

(b) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement, Portfolio Prospectus or sales literature or other promotional material relating to Fund or a Portfolio (collectively, "Portfolio documents") or arise out of or are based upon the omission or the alleged omission to state in any Portfolio documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided such materially untrue statement or material omission was made in reliance upon and in conformity with information furnished to Fund or Lazard by or on behalf of Insurance Company specifically for use therein;

(c) arise out of or as a result of statements or representations (other than statements or representations contained in any Portfolio document not made in reliance upon and in conformity with information furnished to Fund or Lazard by or on behalf of Insurance Company specifically for use therein and on which Insurance Company has reasonably relied) or wrongful conduct of Insurance Company or its respective agents and persons under its respective control with respect to the sale and distribution of Contracts or Portfolio shares;

(d) arise out of any material breach of any representation, warranty and/or covenant made by Insurance Company in this Agreement, or arise out of or result from any other material breach of this Agreement by Insurance Company; and

(e) arise out of Insurance Company's incorrect calculation and/or incorrect or untimely reporting of net purchase or redemption orders; or

9.2 Lazard agrees to indemnify and hold harmless Insurance Company and its directors, trustees, general members, officers, employees, agents and each person, if any, who controls Insurance Company within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 9.2), against Losses for which Indemnified Parties may become subject insofar as such Losses (or actions in respect thereof):

(a) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Portfolio documents or arise out of or are based upon the omission or the alleged omission to state in any Portfolio documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Lazard shall not be liable in any such case to the extent that any such Loss arises out of or is based upon any such materially untrue statement or material omission made in any Portfolio document which materially untrue statement or material omission was made in reliance upon and in conformity with information furnished by or on behalf of Insurance Company specifically for use therein;

(b) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in Account documents or arise out of or are based upon the omission or the alleged omission to state in any Account documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, provided such materially untrue statement or material omission was made in reliance upon and in conformity with written information furnished to Insurance Company by or on behalf of Fund specifically for use therein;

(c) arise out of or as a result of statements or representations (other than statements or representations contained in any Account document on which Fund or Lazard have reasonably relied) or wrongful conduct of Fund or Lazard or their respective agents and persons under their respective control with respect to the sale and distribution of Portfolio shares;

(d) arise out of any material breach of any representation and/or warranty made by Fund or Lazard in this Agreement, or arise out of or result from any other material breach of this Agreement by Fund or Lazard; or

(e) arise out of Fund's incorrect calculation and/or reporting of the daily net asset value, dividend rate or capital gain distribution rate of a Portfolio; provided, however, that Fund shall have no obligation to indemnify and hold harmless the Indemnified Parties if the incorrect calculation or reporting was the result of incorrect information furnished by or on behalf of Insurance Company or otherwise as a result of or relating to Insurance Company's negligence or breach of this Agreement. Indemnification under this provision shall include all Insurance Company incurred costs of rerunning transaction files, printing and mailing correction notices to impacted Contractholders and making any adjustments to Contractholder account values that are caused by the incorrect calculation or reporting.

9.3 In no event shall either Party be liable for any consequential, incidental, special or indirect damages resulting to the other Party hereunder.

9.4 Notwithstanding anything herein to the contrary, in no event shall either Party be liable to any individual or entity with respect to any Losses that arise out of or result from a breach of any representation, warranty, and/or covenant made by the other Party hereunder.

9.5 (a) Promptly after receipt by a Party that may be entitled to indemnification under this Article ("Indemnified Party" for purposes of this Section) of notice of the commencement of any action which may result in Losses, such Indemnified Party shall, if a claim in respect thereof is to be made against the indemnifying party under this Article ("Indemnifying Party" for purposes of this Section), notify Indemnifying Party of the commencement thereof. The failure to so notify shall not relieve Indemnifying Party from any liability under this Article IX, except to the extent that Indemnifying Party is damaged as a result of the failure to give such notice. If Indemnified Party notifies Indemnifying Party of the commencement of any such action, Indemnifying Party shall be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel reasonably satisfactory to Indemnified Party, and to the extent that Indemnifying Party has given notice to such effect and is performing its obligations under this Article, Indemnifying Party shall not be liable for any legal or other expenses subsequently incurred by Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding the foregoing, in any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its expense unless (a) Indemnifying Party and Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both Indemnifying Party and Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent.

(b) No party shall be liable under any of the foregoing indemnification provisions with respect to any Losses or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement.

9.6 A successor by law of any Party to this Agreement shall be entitled to the benefits of the indemnification contained in this Article IX.

ARTICLE X.
COMMENCEMENT AND TERMINATION

10.1 This Agreement shall continue in force until terminated in accordance with the provisions herein.

10.2 This Agreement shall terminate without penalty as to one or more Portfolios:

(a) at any time from the date hereof upon 60 days' written notice;

(b) at the option of Insurance Company if it determines that shares of any Portfolio are not reasonably available to meet the requirements of the Contracts; Insurance Company shall furnish prompt written notice of election to terminate and termination shall be effective ten days after receipt of written notice unless Fund makes available a sufficient number of shares to meet the requirements of the Contracts within such ten day period;

(c) at the option of Insurance Company upon the institution of formal proceedings against Fund or Lazard or their respective affiliates by the Commission or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Insurance Company's reasonable judgment, materially impair the other's ability to meet and perform its obligations and duties hereunder; prompt written notice of election to terminate shall be furnished with termination to be effective as specified therein;

(d) at the option of Fund upon the institution of formal proceedings against Insurance Company or its affiliates by the Commission, the NASD or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Fund's reasonable judgment, materially impair the other's ability to meet and perform its obligations and duties hereunder; prompt written notice of election to terminate shall be furnished with termination to be effective as specified therein;

(e) upon termination of the Investment Management Agreement between Fund, on behalf of its Portfolios, and Lazard Asset Management LLC or its successors unless Insurance Company specifically approves the selection of a new investment adviser for the Portfolios;

(f) at the option of Fund upon a determination by the Board in good faith that it is no longer advisable and in the best interests of shareholders for Fund to continue to operate pursuant to this Agreement; termination shall be effective upon notice by Fund to Insurance Company of such termination;

(g) at the option of any Party, upon another's breach of any material representation, warranty or other provision of this Agreement; or

(h) upon assignment (as defined in the 1940 Act) of this Agreement, unless made with the written consent of the non-assigning Parties.

Any such termination pursuant to this Article X shall not affect the operation of Articles V or IX of this Agreement. The Parties agree that any termination pursuant to Article VI shall be governed by that Article.

10.3 Notwithstanding any termination of this Agreement, Fund and Lazard may, at the option of Insurance Company, continue to make available additional Portfolio shares for so long as Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as the "Existing Contracts"). Specifically, without limitation, if Insurance Company so elects to make additional Portfolio shares available, the owners of the Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments among the Portfolios, redeem investments in the Portfolios and/or invest in the Portfolios upon the making of additional purchase payments under the Existing Contracts. In the event of a termination of this Agreement pursuant to Section 10.2 hereof, Insurance Company, as promptly as is practicable under the circumstances, shall notify Fund of Insurance Company's election to continue to make Portfolio shares available after such termination. If Portfolio shares continue to be made available after such termination, the provisions of this Agreement shall remain in effect.

ARTICLE XI.
AMENDMENTS

11.1 Any changes in the terms of this Agreement shall be made by agreement in writing by the Parties hereto, except as otherwise specified herein.

ARTICLE XII.
NOTICE

12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate Parties at the following addresses:

Insurance Company:	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Empire Fidelity Investments Life Insurance Company 82 Devonshire Street, V12A Boston, MA 02109-3614 Attention: Tom Ewanich

Fund:		Lazard Retirement Series, Inc. 30 Rockefeller Plaza New York, New York 10112 Attention: Charles Burgdorf

Lazard:		Lazard Asset Management Securities LLC 30 Rockefeller Plaza New York, New York 10112 Attention: Nathan A. Paul, Esq.

with a copy to:		Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038-4982 Attention: Janna Manes, Esq.

Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

ARTICLE XIII.
MISCELLANEOUS

13.1 If any provision of this Agreement is held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

13.2 The rights, remedies, indemnities and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, indemnities and obligations, at law or in equity, to which the Parties are entitled.

13.3 This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

ARTICLE XIV.
LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, this Agreement has been executed and attested on behalf of the Parties as of the date first above written.

EMPIRE FIDELITY INVESTMENTS LIFE
INSURANCE COMPANY

By:___________________________

Attest:_____________________

LAZARD RETIREMENT SERIES, INC.

By:___________________________

Attest:_____________________

LAZARD ASSET MANAGEMENT SECURITIES LLC

By:___________________________

Attest:______________________

SCHEDULE 1

Portfolios	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Share Class

Lazard Retirement Emerging Markets Portfolio

Separate Accounts and Contracts:

Name of Separate Account and Date Established by Board of Directors	Form Number* and Name of Contract Funded by Separate Account
Empire Fidelity Investments Variable Annuity Account A (established July 15, 1991)	EFVIA - 92100 EFVIA - 99100 EVA - 91100 EDVA-2005

Empire Fidelity Investments Variable Life Account I (established July 22, 1987)	VUL - 2004-NY SVUL - 2004-NY

* Refers to basic contract. While there are state specific contracts having different contract numbers, they are variations of these basic contracts.

SCHEDULE 2

PORTFOLIO SHARE ORDER PROCESSING

Pricing

1. Each Business Day, Fund shall use its best efforts to make each Portfolio's closing net asset value per share ("NAV") available to Insurance Company by 6:30 p.m. Eastern time in a format acceptable to Insurance Company.

2. At the end of each Business Day, Insurance Company shall calculate each Separate Account's unit values. Using this unit value, Insurance Company shall process that Business Day's Contract and Separate Account transactions to determine the net dollar amount of each Portfolio's shares to be purchased or redeemed.

3. Fund hereby appoints Insurance Company as its agent for the limited purpose of receiving orders for the purchase and redemption of Portfolio shares for the Separate Accounts. Orders that Insurance Company receives from Contractholders by the close of regular trading (the "Close of Trading") on the New York Stock Exchange (the "NYSE") (usually 4:00 p.m., Eastern time) on each Business Day shall be treated by Fund and Insurance Company as though received on that Business Day. Orders that Insurance Company receives after the Close of Trading shall be treated by Fund and Insurance Company as though received on the next Business Day. All orders are subject to acceptance or rejection in the sole discretion of Lazard or Fund or its agent, and orders shall be effective only upon receipt in proper form.

4. Insurance Company shall transmit net purchase or redemption orders to Fund or its designee by 9:30 a.m. Eastern time on the Business Day next following the effective trade date. For informational purposes only, Insurance Company shall separately describe the amount of shares of each Portfolio that are being purchased, redeemed, or exchanged from one Portfolio to the other. In addition, Insurance Company shall use its best efforts to notify Fund in advance of any unusually large purchase or redemption orders.

5. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Insurance Company's General Account, or that do not relate to Contract transactions, at that Portfolio's NAV next determined after Fund (not Insurance Company) receives the order and any related purchase payments in accordance with this Schedule.

6. Fund shall execute purchase and redemption orders for a Portfolio's shares that relate to Contracts funded by Separate Accounts either registered under the 1940 Act or not so registered in the same manner, but only to the extent that Insurance Company represents and warrants that it is legally or contractually obligated to treat such orders in the same manner. Each order for Portfolio shares placed by Insurance Company that is attributable, in whole or in part, to Contracts funded by an unregistered Separate Account shall be deemed to constitute such representation and warranty by Insurance Company unless the order specifically states to the contrary. Otherwise, Fund shall treat orders attributable to unregistered Separate Account Contracts in the same manner as orders for the General Account.

7. Fund shall execute purchase or redemption orders for a Portfolio's shares that do not satisfy the conditions specified in this Schedule at the Portfolio's NAV next determined after such conditions have been satisfied.

8. If Fund provides Insurance Company with materially incorrect net asset value per share information through no fault of Insurance Company, Insurance Company, on behalf of the Separate Account, will be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct net asset value per share in accordance with Fund's current policies for correcting pricing errors. Any material error in the calculation of net asset value per share, dividend rate or capital gain distribution rate information shall be reported promptly upon discovery to Insurance Company.

Payment

9. Insurance Company shall pay for any net purchase order by wiring Federal Funds to Fund or its designated custodial account by 4:00 p.m. Eastern time on the same Business Day it transmits the order to Fund. If Fund does not receive such payment by 4:00 p.m., Insurance Company shall promptly, upon Fund's request, reimburse Fund for any charges, costs, fees, interest or other expenses incurred by Fund in connection with any advances to, or borrowings or overdrafts by, Fund, or any similar expenses incurred by Fund, as a result of portfolio transactions effected by Fund based upon such purchase request.

10. Fund shall pay for any net redemption order by wiring the redemption proceeds to Insurance Company within one Business Day after Insurance Company transmits such order to Fund or, upon notice to Insurance Company, such longer period as permitted by the 1940 Act or the rules, orders or regulations thereunder. In the case of any net redemption order requesting the application of proceeds from the redemption of one Portfolio's shares to the purchase of another Portfolio's shares, Fund shall so apply such proceeds the same Business Day that Insurance Company transmits such order to Fund.

LAZARD RETIREMENT SERIES, INC.

SERVICING AGREEMENT

Lazard Asset Management Securities LLC
30 Rockefeller Plaza
New York, New York 10112

Ladies and Gentlemen:

We wish to enter into this Agreement with you for certain administrative services with respect to shares (the "Shares") of the series of Lazard Retirement Series, Inc. (the "Fund") set forth on Schedule A attached hereto, as such Schedule may be revised from time to time (each, a "Portfolio"), of which you are the principal underwriter as defined in the Investment Company Act of 1940, as amended (the "1940 Act"). We also are parties to a Fund Participation Agreement of even date herewith (the "Participation Agreement") among you, the Fund, us and the Insurance Company (as defined therein).

The terms and conditions of this Agreement are as follows:

1. Provision of Services. We agree to provide reasonable assistance in connection with the processing of the Shares and/or to provide personal services and account maintenance services for the benefit of owners ("Contractholders") of variable annuity or variable life insurance contracts (together, "Contracts") issued by Insurance Company through its separate accounts that invest in a Portfolio and are named on Schedule A, as it may be amended from time to time ("Separate Accounts"). Such services shall include some or all of those specified on Schedule B attached hereto.

2. Limited Agency; Operational Procedures. You hereby appoint us as the Fund's agent for the limited purpose of receiving Contractholders' purchase and redemption orders in respect of Shares in accordance with the Participation Agreement. Other than as specifically provided herein, nothing in this Agreement shall be construed to establish a joint venture between us or establish either of us as an agent, partner or employee of the other, nor shall anything in this Agreement be construed to establish us or the Fund as an agent, partner or employee of the other.

3. Offering of Shares. In no way shall the provisions of this Agreement limit your or the Fund's authority and discretion to take such action as you or it may deem appropriate or advisable, without notice, in connection with all matters relating to the operation of the Fund or any Portfolio and the sale of Shares, including the right to suspend sales or withdraw the offering of Shares of one or more Portfolios as allowed in the Participation Agreement.

4. Fees. In consideration of the services described herein, we shall be entitled to receive from you or your affiliates fees at the annual rate set forth on Schedule A, payable monthly based on the average daily net asset value of Contractholders' Shares held during the relevant month (computed in the manner specified in the Fund's charter documents and in the relevant Portfolio's then-current prospectus and/or statement of additional information, as amended or supplemented).

5. Representations, Warranties and Covenants. The following representations, warranties and covenants are in addition to those made elsewhere in this Agreement. Each party hereto hereby represents, warrants and covenants, as applicable, to the other party that:

(a) it will comply with all laws, rules and regulations of governmental authorities and regulatory agencies applicable to it by virtue of entering into and performing this Agreement;

(b) the execution, performance and delivery of this Agreement by it will not violate any of its contractual obligations or any applicable laws, rules and regulations of governmental authorities and regulatory agencies;

(c) it has full power and authority under applicable law, and has taken all necessary actions, to enter into and perform this Agreement; the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; and

(d) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

6. Indemnification. Each party hereto agrees to be bound by the provisions of Article IX, Indemnification of the Participation Agreement with respect to such party's acts or omissions arising out of this Agreement as if this Agreement were incorporated by reference into the Participation Agreement and fully a part thereof.

7. Non-exclusivity. You and we acknowledge and agree that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of us may enter into similar agreements and arrangements with other entities.

8. Term. We acknowledge that this Agreement shall become effective as of the date indicated by you below. Either party may terminate this Agreement on 60 days' notice to the other party.

9. Complete Agreement; Amendment.

(a) This Agreement, the Schedules hereto (which are incorporated by reference) and the Participation Agreement contain the full and complete understanding between the parties with respect to the matters covered and contemplated hereunder and supersede all prior agreements or understandings between the parties relating to the subject matter hereof, whether oral or written, express or implied. In the event of a conflict between the Participation Agreement and this Agreement, this Agreement shall control.

(b) No modification or waiver of any provisions of this Agreement will be binding unless in writing and executed by the party to be bound thereby, except that, notwithstanding anything in this Agreement to the contrary, our placement of an order to purchase Shares subsequent to our receipt of written notice of amendment of Schedule A by you shall constitute our agreement to the amendment.

10. Notices. Notices from one party to the other in connection with this Agreement shall be made as specified in the Participation Agreement.

11. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

12. Survival. The provisions of sections 6 and 12 (and any other provisions expressly stating their survival) will survive the termination of the Agreement.

Very truly yours,

Date:	\\\\\\\\\\\\\\\\\\\\\	By:
Name: Title:

Please return two signed copies of this Agreement to Lazard Asset Management Securities LLC. Upon acceptance, one countersigned copy will be returned for your files.

\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Accepted:
LAZARD ASSET MANAGEMENT SECURITIES LLC
Date:	_________________________	\\\\\\\\\\\\\\\\\\\\\	By:	___________________________________
Name: Title:

SCHEDULE A

Service Shares

Name of Portfolio	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Annual Percentage Rate
%

Investor Shares

Name of Portfolio	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	Annual Percentage Rate
Lazard Retirement Emerging Markets Portfolio		.35%

Separate Accounts and Contracts

Name of Separate Account and Date Established by Board of Directors	Form Number* and Name of Contract Funded by Separate Account

Empire Fidelity Investments Variable Annuity Account A15, 1991)	EFVIA - 92100 EFVIA - 99100 EVA - 91100 EDVA - 2005

Empire Fidelity Investments Variable Life Account I (established July 22, 1987)	VUL - 2004-NY SVUL - 2004-NY

* Refers to basis contract. While there are state specific contracts having different contract numbers, they are variations of these basic contracts.

SCHEDULE B

SERVICES

1. providing administrative support services to Contractholders in accordance with this Agreement;

2. receiving orders from Contractholders with respect to the allocation of Contract balances among the Portfolios and transmitting orders in respect of the purchase and redemption of Shares by the Separate Accounts and maintaining records in connection therewith;

3. answering Contractholder and prospective Contractholder inquiries about the Portfolios;

4. training Contractholder relationship personnel and sales agents;

5. establishing any appropriate information interfaces, which may include websites and internal systems relating to the sale of Shares;

6. providing Contractholders with prospectuses, statements of additional information, annual and semi annual reports for the Portfolios, statements and/or reports showing Share transactions, Portfolio performance and tax and other account information relating to the Shares;

7. providing portfolio manager commentaries to Contractholders and other interested parties;

8. making our employees and agents available during normal business hours to consult with you or your designees concerning the performance of our responsibilities under this Agreement;

9. providing such other information and services as you may reasonably request, to the extent we are permitted by applicable statute, rule or regulation; and

10. maintaining all other records as required by law.